Exhibit 23.2


                       CONSENT OF PRICEWATERHOUSE COOPERS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Western Copper Holdings Limited pertaining to the Company's 2002 Stock Option Plan, 2000 Stock Option Plan, 1998 Stock Option Plan and 1996 Amended Stock Option Plan of our report dated December 10, 2001 (except with respect to Note 13 which is dated as of December 31, 2001) with respect to the consolidated financial statements of Western Copper Holdings Limited included in its Annual Report on Form 20-F for the year ended September 30, 2001, filed with the Securities and Exchange Commission.



/S/ PricewaterhouseCoopers
--------------------------
PricewaterhouseCoopers



Vancouver, British Columbia
December 19, 2002